Exhibit 10.10
LICENSE AGREEMENT
     This License Agreement (“Agreement”) is entered into as of September 1, 2006, by and between National Quality Care, Inc., a Delaware corporation (“Licensor”), and Xcorporeal, Inc. (“Licensee”) (each, a “Party;” collectively, the “Parties”). The Parties hereby agree as follows:
1. Defined Terms.
     For purposes of this Agreement, the following definitions will apply:
     “Affiliate” means, when applied to a Party, any entity that is controlled by, controls, or is under common control with, such Party.
     “Confidential Information” means and includes any non-public information relating to or concerning a Party hereto (the “Disclosing Party”), or any of its Affiliates, that is provided or made available to the other Party (the “Receiving Party”), either before or after the Effective Date of this Agreement, directly or indirectly, in any form whatsoever, including in writing, orally, and in electronic or other machine readable form, including, but not be limited to, designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development records and materials, work in process, scientific, engineering and/or manufacturing records or materials, marketing plans, business plans, financial or personnel records or materials, present or future products, sales, suppliers, customers, employees, investors or business, information about this Agreement, and any other non-public business records and information, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Disclosing Party or any of its Affiliates, including non-public information of third parties that is possessed by the Disclosing Party is subject to confidentiality obligations and that the Disclosing Party is lawfully allowed to disclose to the Receiving Party.
     “Derivative Works” means (a) for Licensor material subject to copyright or mask work right protection, any work that as a whole represents an original work of authorship, and is based upon one or more pre-existing works, such as a revision, modification, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; (b) for Licensor patentable materials, any adaptation, subset, addition, improvement or combination of such materials; (c) for Licensor material subject to trade secret protection, any new material, information or data relating to and derived from such material, including new material that may be protectable by copyright, patent or other proprietary rights; and (d) with respect to each of the above, any material the preparation, use and/or distribution of which, in the absence of this Agreement or other authorization from Licensor, would constitute infringement or misappropriation under applicable law.
     “Gross Sales” means the total amount actually received by Licensee as revenue from the exploitation of the Technology (as defined below) by Licensee, its Affiliates and sub licensees, collectively, less separately stated freight payable to third parties, commercially reasonable special packaging, and duties, sales, use, excise, value added and other taxes, discounts, returns, and allowances.

     “Intellectual Property Rights” means all of the following worldwide legal rights owned, held or controlled by Licensor: (a) patents, patent applications, and patent rights; (b) trademarks, trademark registrations and applications therefor, trade names, rights in trade dress and packaging; (c) rights associated with works of authorship (including audiovisual works), including copyrights, copyright applications, and copyright registrations; (d) rights relating to the protection of trade secrets, confidential information, technical information, know-how, ideas, concepts, processes, procedures, techniques, discoveries, and inventions; (e) Moral Rights (as defined below); (f) design rights; (g) rights in name, likeness and other rights of commercial publicity; (h) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; and (i) divisions, continuations, renewals, reissues, and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.
     “Know-How” means all (i) information and data possessed by Licensor, exclusive of any of the independent claims contained in the Licensor Patents (but including all other information and data contained in, or related to, any patent application filed by or on behalf of Licensor), relating to the exploitation and/or use of the Licensed Products (as defined below), including without limitation: (a) sources of materials; (b) methods, processes and procedures (and related test results and design data) for the extraction, isolation, creation, purification, and/or chemical modification of materials used in the production of the Licensed Products; (c) methods, processes and procedures used in the design, development, creation, modification, manufacture, production, processing, storage, packaging, testing and/or evaluation of the Licensed Products, including without limitation all biological and toxicological tests (and results thereof) together with all correspondence, notes, memoranda, and other information and/or data provided to, or received from, all health regulatory authorities; and (ii) trade secrets, data, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, program proposals, presentations, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, market studies, business plans, computer software and programs, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is not generally known to the public or that constitutes a trade secret under any applicable trade secret law.
     “Licensed Products” means all products based on or derived from the Technology (as defined below), and any products sold in connection with the use of such products, including, but not limited to the Wearable Kidney and all related devices, whether now-existing or hereafter developed, that where sold, would infringe or misappropriate one or more of Licensor’s Intellectual Property Rights or Know-How, including, without limitation, the Licensor Patents or Licensor Patent Applications.
     “Licensor Patents” means the patents (and all re-issues and extensions) listed on the Schedule attached hereto and the patents, when issued, based upon the Licensor Patent Applications and in all divisions, continuations and continuations in part relating thereto.

     “Licensor Patent Applications” means the patent applications listed on the Schedule attached hereto and any substitutions and continuations together with any patent applications based on, or related to, the Technology that may be filed by Licensor from the date hereof.
     “Moral Rights” means any rights of paternity or integrity, any right to claim authorship, to object to or prevent any distortion, mutilation or modification of, or other derogatory action in relation to the subject work, whether or not such would be prejudicial to the author’s honor or reputation, to withdraw from circulation or control the publication or distribution of the subject work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
     “Net Sales” means Gross Sales less the following: (a) all direct costs and expenses of Licensee attributable to the research, development, production, marketing, sale and exploitation of the Licensed Products, including, without limitation, costs of materials and direct labor costs; and (b) all indirect costs of Licensee properly allocated under generally accepted accounting principles to the research, development, production, marketing, sale and/or exploitation of the Licensed Products, including, without limitation, overhead and selling, general and administrative expenses.
     “Technology” means and includes all existing and hereafter developed Intellectual Property, Know-How, Licensor Patents, Licensor Patent Applications, Derivative Works, and any other technology invented, improved or developed by Licensor, or as to which Licensor owns or holds any rights, arising out of or relating to the research, development, design, manufacture or use of: (a) any medical device, treatment or method as of the date of this Agreement, (b) any portable or continuous dialysis methods or devices, specifically including any wearable artificial kidney, or Wearable Kidney, and related devices, (c) any device, methods or treatments for congestive heart failure, and (d) any artificial heart or coronary device.
     “Territory” means anywhere in the universe.
2. Grant Of Exclusive License. Subject to Licensee’s continuing full compliance and complete and timely performance of all of the material obligations, terms and conditions imposed on it by this Agreement, Licensor hereby grants to Licensee, with right to grant sublicenses, the sole and exclusive license, during the Term and throughout the Territory, to use. improve, expand and otherwise exploit the Technology, to make (and have made), use, and sell the Licensed Products, and otherwise to practice the inventions and the art that is embodied or described in the Licensor Patents, the Licensor Patent Applications, and any improvements thereto made in whole or in part by Licensor (whether or not patented) in connection with the Technology (the “License”), provided, however, that the terms of any sublicense shall expressly conform and be made subject to the terms and conditions of this Agreement.
3. License Fees, Reports And Records.
     A. License Fees.
          (1) During the Term of this Agreement, Licensee shall pay to Licensor a license fee of seven percent (7.0%) of Net Sales (the “Royalty”); provided, however, that

Licensee shall pay to Licensor a minimum aggregate annual Royalty of two hundred fifty thousand dollars ($250,000.00) (the “Minimum Royalty”). Within ninety (90) days of each anniversary of the date of this Agreement, Licensee shall pay Licensor the remaining difference, if any, between the Minimum Royalty and the aggregate of all Royalty payments for the preceding year. All payments due hereunder will be paid by wire transfer or check payable in United States currency. Whenever conversion of payments from any foreign currency is required, such conversion will be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period. Unless earlier terminated as provided hereinafter, the obligation of Licensee to pay Royalties to Licensor shall expire upon the date that none of the Licensed Products infringe any of the Licensor Patents.
          (2) Notwithstanding the foregoing Section 3(A)(1), in the event that the Merger Agreement of even date herewith among the Parties and NQCI Acquisition Corporation, a Delaware corporation (the “Merger Agreement”) is terminated pursuant to Section 6(A) thereof, the Royalty pursuant to this Agreement will thereafter be as follows:
               (a) If notice of termination is given pursuant to Section 6(A)(3), six and one-half percent (6.5%) of Gross Sales;
               (b) If notice of termination is given pursuant to Section 6(A)(1), (5) or (6), seven and one-half percent (7.5%) of Gross Sales; and
               (c) If notice of termination is given pursuant to Section 6(A)(2) or (4), eight and one-half percent (8.5%) of Gross Sales;
provided, however, that if it is later determined by an arbitrator or court of competent jurisdiction that a notice of termination was improper, or that the Merger Agreement was terminated on a different basis or pursuant to a different provision, the Royalty rate will be retroactively adjusted to the correct rate pursuant to one of the foregoing subsections, and any difference between the Royalty paid and the Royalty rate determined to be correct will be paid by the appropriate Party to the other within ninety (90) days of any such final determination.
     B. Reports. Within thirty (30) days following the end of each fiscal quarter, Licensee shall deliver to Licensor a report setting forth the calculation of the Royalty for the applicable fiscal period, including the number of Licensed Products sold by Licensee and all sublicensees (if any), the Gross Sales and Net Sales, as applicable, a reasonable breakdown of expenses in arriving at the foregoing, any other transactions involving Licensed Products, and the Gross Sales or Net Sales, as applicable, resulting from all such transactions during such fiscal quarter, and accompanied by payment of the Royalty due thereon.
     C. Records. Licensee and its sublicensees (if any) shall maintain records of the transactions involving Licensed Products, Gross Sales, Net Sales, permitted expense deductions, and all Royalties paid thereon for a period of four (4) years following the end of the quarter following sale.
          (a) Audits. Licensor may appoint an independent certified public accountant, who shall have the right to examine the records required under this Section 3.C during normal business hours on reasonable notice. Licensee shall, as a condition to the grant of any sublicense, obtain the agreement of the sublicensee to make such records available for inspection by Licensor’ independent auditor.
          (b) Audit Expenses. Licensor shall initially bear all costs and expenses of any audit conducted by Licensor’s independent accountant. If there is an underpayment of Royalties in excess of five percent (5%), Licensee shall remit the amount of such underpayment to Licensor, together with a reimbursement for the reasonable costs and expenses of Licensor in connection with the audit. If there is an overpayment of Royalties in excess of five percent (5%), Licensor shall remit the amount of such overpayment to Licensee, together with reimbursement for the reasonable costs and expenses of Licensee in connection with the audit. Any disputes concerning Royalty amounts due will be resolved by expedited, final offer (baseball style) arbitration.
4. Term.
     A. Term. This Agreement and the License granted hereby shall, subject to all terms and conditions set forth herein, remain in full force and effect for ninety-nine (99) years from the date hereof (the “Term”); provided, however, that the Term shall end as to each of the Licensor Patents and copyrights upon the expiration of the term thereof, and as to each other item of Intellectual Property Rights when, if and as they cease to be protectible or fall into the public domain through no fault, action or inaction on the part of either of the Parties.
     B. Termination. Either Party shall have the right to terminate this Agreement: (1) for uncured material breach of a material term of this Agreement by the other Party, by giving formal written notice specifying the breach, and such breach has continued without cure for a period of (a) thirty (30) days after such notice or (b) if the Party receiving such a notice (i) concludes in good faith that there the conduct alleged to be occurring is not occurring or does not constitute a material breach of this Agreement, and (ii) timely initiates an arbitration proceeding in accordance with Section 9.H, thirty (30) days after entry of the arbitration award; or (2) in the event that the other Party files for protection under the U.S. Bankruptcy Code, or makes an assignment for the benefit of creditors. Upon termination of this Agreement pursuant to this Section 4.B, (a) Licensee, and all sublicensees (if any), shall cease to use the Technology in any way, (b) Licensee, and all sublicensees (if any), shall return to Licensor all Licensor Confidential Information, and (c) the Parties shall remain liable for all of their respective obligations under this Agreement that accrued prior to the date of termination.
5. Intellectual Property Rights.
     A. Prosecution of Patent Applications. Licensor shall diligently prosecute all of the Licensor Patent Applications at its own expense including, without limitation, in those foreign countries described in the Schedule attached hereto. If, at any time, Licensor intends to allow any Licensor Patent Application or Licensor Patent to lapse or to become abandoned or forfeited, Licensor shall notify Licensee, in writing, of its intention at least sixty (60) days before the date upon which said patent or application is due to lapse or become abandoned or forfeited. In the event that Licensee desires itself to continue to prosecute any such Licensor Patent Application, or to take the necessary action to maintain in force any such Licensor Patents, then Licensee shall, within thirty (30) days following Licensor’s written notice of intent to abandon, give written notice to Licensor of Licensee’s intent to prosecute and/or maintain such patent rights and Licensor shall thereupon promptly assign the entire right, title and interest, legal and equitable, in and to that patent or application to Licensee. Licensee shall be under no obligation to prosecute or maintain in force any Licensor Patents, Licensor Patent Applications or other Intellectual Property Rights.
     B. Option to Purchase Limited Patent and Intellectual Property Rights. In the event that Licensor files a petition in Bankruptcy under the U.S. Bankruptcy Code, or has filed against it a petition of involuntary bankruptcy that is not dismissed with 60 days thereafter, Licensor will be deemed to have sold to Licensee, the day prior to the filing of said petition, the Licensor Patents and Licensor Patent Applications and all other Intellectual Property Rights pertaining to the Technology for a purchase price equal to the amount of the Royalties paid to that time and the further Royalties that would otherwise have become payable by Licensee to Licensor over the remainder of the then-current Term of this Agreement. The prospective portion of the purchase price shall be paid in the same manner and at the same time as the future Royalties would otherwise have been paid hereunder.
     C. Infringement.
          (1) If Licensor discovers that a third party is manufacturing or selling products in the Territory that infringe the Licensor Patents or any other legally enforceable Intellectual Property Rights pertaining to the Technology, it shall notify Licensee of such infringement and give such Party all appropriate information in its possession relating to the infringement. This section shall not impose any obligation on either Licensor or Licensee to maintain any ongoing investigative program to detect any third party infringement.
          (2) Licensee shall have the sole right and authority to take such steps as it deems reasonable and appropriate in its sole discretion to determine whether actionable infringement is occurring and, if it is, to stop the infringement in the Territory during the Term, including but not limited to filing a legal action against the alleged infringer in its own name.
          (3) Licensee shall have the sole right to direct and control the prosecution of such an action, including selection of counsel and deciding to settle, dismiss or continue the prosecution of the action on such terms and in the manner it deems reasonable and appropriate in its sole discretion, and shall, subject to Section 5.C(4), bear all costs and expenses of such action, and shall retain all damages and other remedies recovered in such action.
          (4) Licensee shall have the right to offset all damages and losses awarded by any Court of competent jurisdiction relating to any infringement of the Intellectual Property Rights or the sale or use of the Licensed Products, including Licensee’s legal fees, costs and expenses, against any Royalty otherwise payable to Licensor.
     D. Development and Expenses.
          (1) Development. Licensee shall make commercially reasonable efforts to develop and commercially exploit the Technology to generate revenues during the Term.

          (2) Requested Expenses. Upon Licensee’s request, Licensor shall make commercially reasonable efforts to continue and advance the research and development program to prepare the Technology for commercial exploitation, and Licensee shall pay all reasonable and necessary research and development costs and expenses arising therefrom.
          (3) Monthly Expenses. No later than the earlier of (i) thirty (30) days after the date on which Licensee has obtained total debt or equity investment of at least three million five hundred thousand dollars ($3,500,000.00) or (ii) ninety (90) days after the date hereof, Licensee shall reimburse Licensor’s reasonable and necessary expenses incurred in the ordinary course of business consistent with past practices (“Licensor Expenses”), during the period from the date hereof to the Closing (as defined therein) or termination of the Merger Agreement. All such Licensor Expenses shall: (a) be only for the specific persons, services and expenses listed in reasonable detail on the Budget contained in the Company Disclosure Schedule to the Merger Agreement, (b) be payable hereunder only to the extent not paid pursuant to the Merger Agreement, (c) be mutually agreed upon in advance of being reimbursed with regard to all Professional Fees set forth in the Budget, and (d) include, but not be limited to, expenses already paid or accrued relating to human clinical trials carried out or to be carried out on behalf of Licensor in Italy and the United Kingdom as set forth in the Budget.
6. Confidentiality.
     A. Each Party agrees that during the performance of this Agreement, it may disclose to the other Confidential Information of such Disclosing Party. Each Receiving Party shall not, at any time or in any manner, disclose, copy, modify, distribute or otherwise transfer the Disclosing Party’s Confidential Information, or any part thereof, to any other person, except as permitted by this Agreement.
     B. A Receiving Party may disclose Confidential Information (1) to professional advisors of the Receiving Party in accordance with customary business practices in connection with the Agreement, and (2) to the Disclosing Party’s employees who have a specific need to know in order to perform that Party’s obligations hereunder, provided, however, that all such permitted disclosees shall be required to maintain the confidentiality of the Confidential Information in accordance with this Agreement, and each Receiving Party shall be responsible for all of its employees’ actions. Each Party shall use the other Party’s Confidential Information only to properly fulfill its obligations hereunder, and not for any other purpose. Upon request of a Party, and in any event promptly following termination of this Agreement under Section 4.C above, each Receiving Party shall immediately return the originals and all copies of any Confidential Information to the Disclosing Party.
     C. The obligations and restrictions set forth in this Section 6 shall not apply to any Confidential Information that falls within any of the following exceptions:
          (1) is or becomes part of the public domain without breach of this Agreement by a Receiving Party;
          (2) is lawfully in the possession of a Receiving Party prior to receiving it from the Disclosing Party hereunder;

          (3) is independently developed by or for a Receiving Party completely apart from the disclosures hereunder;
          (4) is received from a third party who lawfully acquires such information without restriction, and without breach of this Agreement by a Receiving Party; or
          (5) is released to the public or to a third party without a duty of confidentiality, pursuant to a binding court order or government regulation, provided that the Receiving Party delivers a copy of such order or action to the Disclosing Party and cooperates with the Disclosing Party if it elects to contest such disclosure.
Nothing provided for in this Section 6 shall be construed to preclude or inhibit Licensee’s rights to exploit any of its rights under the License.
7. Representations And Warranties.
     A. Representations and Warrants by Licensor. Licensor represents and warrants, as of the date first set forth above and upon the Effective Date and upon the date each Licensor Patent issues that:
          (1) Licensor has the right to enter into this Agreement and there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, whether written, oral or implied, that are inconsistent with this Agreement;
          (2) Licensor is the owner of the entire right, title and interest in and to invention and the art claimed in the Licensor Patent Applications and the claims contained in any Licensor Patent Rights that issues and that it has the sole right to grant the licenses granted to Licensee herein;
          (3) The Licensor Patents will not have been fraudulently procured, and Licensor has no reason to believe that the claims contained in the Licensor Patent Applications will not be issued in a manner that will protect sales of the Licensed Products in the Territory from competitors utilizing the invention or its equivalent;
          (4) Licensor has no knowledge of any circumstances that would render the Licensor Patents, when issued, invalid; and
          (5) Licensor has not granted any license to or under the Technology to any other person or entity for its use within the Territory.
     B. Representations by Licensee. Licensee represents and warrants that it has the right enter into and deliver this Agreement and undertake the duties provided for in this Agreement.
8. Indemnification.
     A. Indemnification by Licensor. Licensor agrees to hold harmless, defend and indemnify each of Licensee and its officers, directors, shareholders, employees, members,

partners, managers, attorneys and agents, from and against any liability, claims, demands, actions, costs, expenses, including reasonable attorneys’ fees, or causes of action whatsoever (collectively, “Claims”) arising on account of:
          (1) Any breach by Licensor of its representations and warranties contained herein;
          (2) Licensee’s lawful and non-negligent use of any Intellectual Property Rights licensed by Licensor hereunder;
          (3) Any Claims that Licensee’s use of the Intellectual Property Rights in conformity of this Agreement infringes upon or misappropriates the intellectual property rights of any third party; or
          (4) Licensor’s operations or conduct prior to the date of this Agreement with regard to the research, development, or production of the Technology and/or Licensed Products. Such Claims shall include, without limitation, any product liability claims or Claims on account of any injury or death of persons or damage to property based on alleged defects in the Technology existing as of the effective date of this Agreement or based on actions or omissions of Licensor, regardless of whether such Claims are made prior to or at any time after the date of this Agreement.
     B. Indemnification by Licensee. Licensee agrees to hold harmless, defend and indemnify each of Licensor and its officers, directors, shareholders, employees, members, partners, managers, attorneys and agents, from and against any Claims arising on account of any breach by Licensee of it representations and warranties contained herein.
9. General.
     A. Reformation/Severability. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.
     B. Binding Effect. All of the terms of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their successors and permitted assigns, if any.
     C. Schedules. All schedules attached hereto and referred to herein, are an integral part of this Agreement and are incorporated herein by reference hereby.
     D. Subject Headings. The subject headings of the sections of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.
     E. Interpretations and Definitions. In this Agreement whenever the context so requires, the gender includes the neuter, feminine and masculine and the number includes the singular and the plural and the words “person” and “party” include individuals, corporations, partnerships, firms, trusts or associations.
     F. Waiver. Any waiver by any Party of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other breach of such term or of any other term or condition, nor shall the failure of any Party to enforce such provision constitute a waiver of such provision or any other provision, nor shall such action be deemed a waiver or release of the other Party for any claims arising out of or connected with this Agreement.
     G. Choice of Law. This Agreement and all matters or issues collateral hereto shall be construed in accordance with, and governed by, the laws of the State of Delaware.
     H. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The expenses of arbitration, the reasonable fees and costs of legal counsel, experts, and evidence shall be awarded to the prevailing Party. Any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.
     I. Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable by any Party hereto without the written consent of the other Party first obtained and any attempted assignment without such written consent shall be void and confer no rights upon any third party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns.
     J. No Joint Venture. This Agreement does not constitute and shall not be construed to constitute an agency, a partnership or a joint venture between the Parties. Neither Party shall have any power or right, nor shall it represent itself as having any power or right to obligate or bind the other Party in any manner whatsoever and nothing contained in this Agreement shall give or is intended to give any rights of any nature to third party. This is an agreement between separate entities and neither is the agent of the other for any purpose whatsoever.
     K. Notice. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwarders), by electronic means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a Party designated in writing by such Party to the others):
If to Licensee:
Xcorporeal, Inc.
Attn: Terren S. Peizer

c/o Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.
Fax: (310) 586-0286
With a copy to:
Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.
Fax: (310)586-0286
If to Licensor:
National Quality Care, Inc.
9033 Wilshire Boulevard, Suite 501
Beverly Hills, California 90211
Attention: Robert M. Snukal
Fax: (310) 840-5681
With a copy to:
Jenkins & Gilchrist, LLP
12100 Wilshire Boulevard, 15th Floor
Los Angeles, California 90025
Attn: Jeffrey P. Berg, Esq.
Fax: (310) 820-8859
All notices given by electronic means shall be confirmed by delivering to the Party entitled thereto a copy of said notice by certified or registered mail, postage prepaid, return receipt requested. All written notices shall be deemed delivered and properly received upon the earlier of two (2) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.
     L. Further Documents. Each Party shall execute and deliver, at any time and from time to time, upon the request of the other such further instruments, papers or documents as may be necessary or appropriate to consummate the transactions contemplated hereby and to take such other action as the other Party may reasonably request to effectuate the purposes of this Agreement.
     M. Amendment. This Agreement may only be amended, modified or changed by a written document executed by both Parties.

     N. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     O. Entire Agreement. This instrument contains the entire agreement between the Parties, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral. Neither Party has relied upon any promise, representation or undertaking not expressly set forth herein.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and date first set forth above.
LICENSOR:
NATIONAL QUALITY CARE, INC.

By:	/s/ Victor Gura

Name: Victor Gura, M.D.
Title: Chief Scientific Officer

By:	/s/ Robert M. Snukal

Name: Robert M. Snukal
Title: Chief Executive Officer

LICENSEE:

XCORPOREAL, INC.

		By:	/s/ Terren S. Peizer

Name: Terren S. Peizer
Title: Chairman of the Board